Exhibit 99.1

FOR IMMEDIATE RELEASE:

February 21, 2005

Press Contacts:
Jane Gideon
Incendio International for Activant Solutions
Tel: 1-415-682-9292
jane@incendiopr.com

ACTIVANT SOLUTIONS MAILS OFFER TO PURCHASE
ALL OF THE ISSUED AND OUTSTANDING SHARES
OF SPEEDWARE CORPORATION INC.

AUSTIN, Texas, February 21, 2005 – Activant™ Solutions Inc., a leading provider of vertical ERP solutions, today announced that Activant will mail to securityholders of Speedware Corporation Inc. a take-over bid circular dated February 21, 2005 and related documents in connection with its previously announced offer to purchase all of the issued and outstanding common shares of Speedware. Included in the package to be mailed to Speedware securityholders will be the directors’ circular prepared by Speedware’s board of directors unanimously recommending that Speedware shareholders accept the Offer. The Offer is scheduled to expire at 9:00 a.m. (Toronto time) on March 30, 2005.

The documents relating to the Offer will be available on the SEDAR website at www.sedar.com.

Pursuant to the Offer, Activant, through a wholly-owned subsidiary, is offering to purchase all of the issued and outstanding common shares of Speedware (including those issuable pursuant to currently outstanding options and warrants to purchase shares) at a price of Cdn.$3.91 per share. Based on the January 21, 2005 TSX closing price of Cdn.$2.65 per Speedware common share (being the last full day on which the common shares traded on the TSX prior to the announcement), the Offer represents a premium of approximately 47% to such closing price. The Offer also represents a premium of approximately 41% over the average closing price of Cdn.$2.77 on the TSX for the 10 trading day period ending on January 21, 2005.

The Offer is subject to certain conditions, including there being validly deposited under the Offer and not withdrawn at the time Activant’s subsidiary first takes up and pays for Speedware common shares under the Offer at least 66 2/3% of such shares outstanding on a fully-diluted basis.

Activant has also entered into an agreement with certain securityholders of Speedware who have agreed to tender securities representing approximately 48% of the outstanding common shares of Speedware (on a fully diluted basis) to the Offer.

About Activant Solutions

Activant Solutions Inc. (“Activant”) is a leading technology provider of vertical ERP solutions servicing the automotive aftermarket, hardware and home center, wholesale trade, lumber and building materials and other distribution-intensive industries. Over 18,000 wholesale, retail and manufacturing customer locations use Activant to help drive new levels of business performance. With proven experience and success, Activant is fast becoming an industry standard for companies seeking competitive advantage through stronger customer integration. The company’s solutions include advanced software, professional services, content, supply chain connectivity, and analytics. Headquartered in Austin, Texas, Activant has operations in California, Colorado, Canada, France, Ireland and the United Kingdom. The principal office of Activant is located at 804 Las Cimas Parkway, Austin, Texas 78746. For more information, please visit www.activant.com.

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The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to unrealized market demand for our services, the ability to retain the people performing services, and those risks and uncertainties identified in Activant’s most recent Annual Report on Form 10-K which has been filed with the United States Securities and Exchange Commission. Activant assumes no duty to update information contained in this document at any time.